Xerium Technologies Announces The Appointment Of New Board Member
YOUNGSVILLE, NC, January 5, 2016 (BUSINESS WIRE) -- Xerium Technologies, Inc. (NYSE:XRM), a leading global provider of industrial consumable products and services, today announced the appointment of Mr. Alexander Toeldte to the Company’s Board of Directors.
Mr. Toeldte is currently an Operating Director at Paine & Partners, LLC, a private equity firm. Prior to this, he served as the President, Chief Executive Officer and a Director of Boise Inc. and Executive Vice President at Boise Cascade LLC. Mr. Toeldte's previous experience includes Executive Vice President of Fonterra Co-operative Group and Chief Executive of Fonterra Enterprises; and Chief Executive Officer of Fletcher Challenge Building and Fletcher Challenge Paper. In addition, Mr. Toeldte was a Partner of McKinsey & Company serving in the Toronto, Brussels, Montreal, and Stockholm offices.
Currently, Mr. Toeldte is the Chairman of the Board of Jitasa, Inc., and is on the Board of Wevorce Inc., each of which are privately-held companies.
About Xerium (NYSE:XRM)
Xerium Technologies, Inc. is a leading global provider of industrial consumable products and services. Xerium, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to the production of paper, paperboard, tissue, pulp, building products, nonwoven fabrics, and variety of industrial applications. Xerium products are specifically designed to optimize performance and reduce operational costs. With 27 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,000 employees.
Source: Xerium Technologies, Inc.
Xerium Technologies, Inc.
Cliff Pietrafitta
Chief Financial Officer
919-526-1444
IR@Xerium.com